UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 22, 2009

FIRSTGOLD CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3108 Ponte Morino Drive, Suite 210 Cameron Park, CA	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 677-5974

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04    Triggering Events that Accelerate a Direct Financial Obligation

On August 7, 2008 Firstgold Corp. (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Agreement”) which created a long-term debt obligation in the aggregate amount of $12,000,000.

Pursuant to the Agreement commencing on December 15, 2008 and continuing in each month thereafter, the Company is required to make monthly principal reduction payments equal to the greater of: i) 40% of the Company’s free cash flow (as defined in the Agreement) in the preceding calendar month, and ii) $400,000.  The Company has not paid any of the principal reduction payments and, as a result has been in default for non-payment of the required principal payment of $400,000 on the Senior Secured Promissory Notes since December 16, 2009.  As a result of the default, the $12 million principal balance was subject to being called immediately due and payable by the Senior Secured Lenders and the Lenders have commenced charging a default interest rate of 18% per annum.  Additionally, the loans are secured by a first priority interest in all of the Company’s assets including its equipment, its mining rights existing at its Relief Canyon mine as well as any future mining rights the Company may develop in certain other properties.

On March 31, 2009 the Company entered into a Notice of Default and Forbearance Agreement with the two Senior Secured Lenders pursuant to which the Company agreed to allow up to $4,000,000 of principal and accrued interest to be convertible into shares of the Company’s common stock at a conversion rate of $0.145/share. The two Lenders received Amended and Restated Senior Secured Promissory Notes reflecting this new convertible provision. The conversion option will be available during any periods when the Company is not current in its loan payments under the Notes. Pursuant to the Notice of Default and Forbearance Agreement the Senior Secured Lenders agreed to forbear from further default proceedings until April 30, 2009.

On April 22, 2009 the two Lenders, citing the Company’s failure to pay the April 15, 2009 loan payment as a subsequent default event, delivered a Notice of Default and demanded the entire principal and interest be paid by April 27, 2009.

In light of this default event, the Company’s Board has retained the services of Haywood Securities Inc. to assist the Company in identifying and evaluating various financing, restructuring and strategic alternatives. The Company will also be working with the the two lenders to attempt to secure additional time for the Company to develop these alternative strategies.

Item 8.01    Other Events

On April 22, 2009 the Company’s Board of Directors retained the services of Haywood Securities Inc. of Vancouver, British Columbia, which has extensive experience with financing transactions involving gold and mineral resource companies. Haywood will assist the Company in identifying and evaluating various financing, restructuring and strategic alternatives which may be available to the Company.

Such options could include additional financing or an outright sale or merger of the Company.

While the Company’s principal listing for its common stock in the US is on the OTCBB, the Company’s common shares are also listed on the Toronto Stock Exchange (the “TSX”). The TSX notified the Company on April 23, 2009 that it is reviewing the Company’s stock listing with respect to meeting the continued listing requirements. The Company has been granted 30 days in which to regain compliance with these requirements.  At the end of the 30 day period, the TSX will determine if the Company is in compliance with the listing standards and if not, could proceed with delisting the Company's shares.

The Company has received Kevin Bullock's resignation as a Director of the Company effective as of April 23, 2009. Mr. Bullock did not indicate any disagreement with the Company.

Item 9.01    Financial Statements and Exhibits

Exhibits

99.1                      Press Release dated April 23, 2009
99.2                      Press Release dated April 24, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTGOLD CORP.

Date: April 24, 2009	By:	/s/ JAMES KLUBER
James Kluber, Chief Financial Officer